EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of PNM Resources, Inc. on Form S-8 of our reports dated March 8, 2006 (August 3, 2006 as to Note 24), (which express an unqualified opinion and include explanatory paragraphs regarding the adoption of Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003, and Financial Accounting Standards Board Financial Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations in 2005, the change in actuarial valuation measurement date for the pension plan and other post-retirement benefit plans from September 30 to December 31 during 2003, PNM Resources, Inc.’s acquisition of TNP Enterprises, Inc. in 2005, and the restatement of the consolidated financial statements and the disclosures regarding the allocation of goodwill among the acquired entities), relating to the consolidated financial statements and financial statement schedules of PNM Resources, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K/A of PNM Resources, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
Dallas, Texas
December 1, 2006